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Exhibit 10.36

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXCLUSIVE LICENSE AGREEMENT
IBD FLAGELLUM DIAGNOSTICS

        THIS EXCLUSIVE LICENSE AGREEMENT (together with the exhibits hereto, this "Agreement") is made and entered into effective as of March 29, 2004, by and among Corixa Corporation, a Delaware corporation with its principal place of business located at 1124 Columbia Street, Suite 200, Seattle, Washington 98104 ("Corixa") and Prometheus Laboratories Inc., with its principal place of business located at 5739 Pacific Center Bl., San Diego, California 92121 ("Prometheus"). Each of Corixa and Prometheus may be referred to herein as a "Party" and together as the "Parties."

RECITALS

        WHEREAS, Corixa controls certain intellectual property and reagents related to flagellin antigens that are useful for research related to inflammatory bowel disease;

        WHEREAS, Prometheus desires to obtain a license under Corixa's rights to such intellectual property and reagents in order to make, use and sell diagnostic products that incorporate the flagellin antigens;

        WHEREAS, subject to the terms and conditions set forth herein, Corixa and Prometheus desire that Prometheus have the right to research, develop, and commercialize, under this Agreement, diagnostic products that incorporate flagellin antigens and related technology.

        NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

SECTION 1
DEFINITIONS

        Unless otherwise specifically provided herein, the following terms shall have the following meanings:

        1.1   "AAA" shall have the meaning set forth in Section 10.6.

        1.2   "Affiliate" shall mean any entity owned, owning or under common ownership with a Party to this Agreement to the extent of at least fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity and any person, firm, partnership, corporation or other entity actually controlled by, controlling or under common control with such entity. Notwithstanding the foregoing, neither Party shall be an "Affiliate" of the other Party, or any of its respective Affiliates, for the purposes of this Agreement.

        1.3   "Breaching Party" shall have the meaning set forth in Section 7.2.

        1.4   "Control" or "Controlled" shall mean, with respect to any data, results, information, inventions, know-how, formulas, trade secrets, techniques, methods, procedures, development, material or compositions of matter of any type or kind, whether or not patentable, or any intellectual property right, possession of the ability, whether by ownership or license, to assign or grant a license, sublicense, immunities or other rights as provided for herein to such item or under such right without violating the terms of any agreement or other arrangement with any Third Party.

        1.5   "Default" shall have the meaning set forth in Section 7.2 hereof.

        1.6   "Dispute" shall have the meaning set forth in Section 10.6.

        1.7   "Effective Date" shall mean the effective date of this Agreement as set forth in the first paragraph hereof.

        1.8   "Field" shall mean all diagnostic applications, including, without limitation, for the diagnosis, detection, monitoring and selection of methods of treatment for gastrointestinal diseases, including inflammatory bowel disease.

        1.9   "First Commercial Sale" shall mean the date of the first arm's length transaction, transfer or disposition for value to a Third Party of a Licensed Product by Prometheus or any Sublicensee of Prometheus.

        1.10 "Indemnified Party" shall have the meaning set forth in Section 8.3.

        1.11 "Indemnifying Party" shall have the meaning set forth in Section 8.3.

        1.12 "Licensed Know-How" shall mean all technical information, data, trade secrets, and know-how Controlled by Corixa that directly relates to, or is useful for, the research, development or commercialization of Licensed Products and shall include, without limitation, all control and manufacturing data that is confidential and has been provided by Corixa to Prometheus.

        1.13 "Licensed Materials" shall mean the antigens described in Section 4.1 or on Exhibit 1.13, including all naturally occurring and/or recombinant, expressed flagellin proteins and the DNA and corresponding amino acid sequences of the flagellin molecules (and their expression products and variants thereof, to the extent Controlled by Corixa).

        1.14 "Licensed Patents" shall mean the patents and patent applications listed on Exhibit 1.14 attached hereto and all divisions, continuations and continuations-in-part thereof, patents issuing on any of the foregoing, reissues, renewals and extensions thereof, and supplementary protection certificates therefor, as well as any certificates of invention or applications therefor, any patents or patent applications claiming priority of any Licensed Patent, and all foreign equivalents of any Licensed Patent.

        1.15 "Licensed Product(s)" shall mean a product, used in the Field, which incorporates Licensed Materials or is claimed by the Licensed Patents.

        1.16 "Licensed Technology" shall mean Licensed Know-How and Licensed Materials.

        1.17 "Losses" shall have the meaning set forth in Section 8.2.

        1.18 "Net Sales" shall mean the amount of gross sales by Prometheus, or its Sublicensee(s), as applicable, for the sale or other disposition to a Third Party of a Licensed Product, less the following deductions related to such sale or other disposition, all such deductions as recorded in accordance with U.S. generally accepted accounting principles ("GAAP"): (a) normal, customary trade discounts (including, without limitation, volume, managed healthcare organizations, reimburser, governmental agency, prompt payment, wholesaler, and distributor discounts), credits and rebates and allowances and adjustments for rejections, recalls or returns; (b) allowance for bad debts or uncollectible amount; (c) packaging, handling, freight, and insurance; and (d) sales, use, turnover, excise, value-added, import, export and similar taxes or duties imposed on the sale or transfer and included in the gross amount charged. [***] shall be excluded from Net Sales calculations for all purposes. "Net Sales" shall also not include [***]. Except as provided above, any commercial use of a Licensed Product by Prometheus or its Sublicensees shall be considered a sale hereunder for accounting and royalty purposes. Sales or transfers of Licensed Products between or among Prometheus or its Sublicensees (except to the extent the Sublicensee is an end user) shall be excluded from Net Sales calculations for all purposes.

        In the event any Licensed Product is sold as a component of a combination of functional elements, Net Sales for purposes of determining royalty payments on such combination shall be calculated by multiplying Net Sales of such combination by [***]. If no separate sale in the country of sale of the combination of either such above-designated Licensed Product or such above-designated non-Licensed Product portion of the combination is made during the time period in which the sale was made, Net Sales shall be calculated by multiplying the Net Sales price of such combination by [***]. The fair values of the portions of the combination will be determined by good faith negotiation at the request of Prometheus, taking into account, among other things, the number of components of such combination products and the reimbursement amounts for the components of such combination products, but if the Parties fail to agree on such fair value within [***] days of a request by Prometheus, then Prometheus may require the fair values to be determined by arbitration under Section 10.6.

        1.19 "Royalty Term" shall have the meaning set forth in Section 3.3.3 hereof.

        1.20 "Sublicensee" shall mean a Third Party to whom Prometheus has granted a sublicense in accordance with Section 2.2 hereof.

        1.21 "Sublicense Proceeds" shall mean the amounts received by Prometheus from a Sublicensee in consideration of a grant of rights to any of the rights licensed to Prometheus under Section 2.1 hereof (including distribution rights of finished products), including, up-front payments, milestones, technology access fees, but excluding royalty payments, payments for research and development and payments for equity to the extent of the fair market value of the equity.

        1.22 "Term" shall have the meaning set forth in Section 7.1 hereof.

        1.23 "Terminating Party" shall have the meaning set forth in Section 7.2 hereof.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

        1.24 "Territory" shall mean worldwide.

        1.25 "Third Party" shall mean any person or entity other than Corixa and Prometheus.

SECTION 2
LICENSE GRANT

        2.1   Subject to the terms and conditions set forth herein Corixa hereby grants to Prometheus an exclusive (even as to Corixa), royalty-bearing license, with the right to grant sublicenses solely as provided in Section 2.2 hereof, under Corixa's right, title and interest in and to the Licensed Patents and Licensed Technology solely to commercialize, develop, research, use, make, have made, sell, offer for sale and import Licensed Products in the Territory and for no other purpose.

        2.2   Any sublicense granted by Prometheus under this Agreement shall be subject and subordinate to the terms of this Agreement. Prometheus agrees to provide to Corixa under confidentiality a copy of any sublicense granted pursuant to this Section 2 within thirty (30) days of execution thereof. Said copy may be redacted as necessary by Prometheus, provided that all financial terms and information, to the extent related solely to the Licensed Patents and the Licensed Technology, shall be retained therein. Said copy shall be deemed to be the confidential information of Prometheus.

        2.3   So long as Prometheus is in compliance with its obligations under this Agreement, Corixa agrees that neither it nor any of its Affiliates will assert against Prometheus or any of its Affiliates or Sublicensees, under any intellectual property right Controlled by Corixa or any of its Affiliates, a claim that any Licensed Product infringes rights Controlled by Corixa or any of its Affiliates.

SECTION 3
CONSIDERATION

        3.1    License Fee.    In consideration of the licenses granted by Corixa hereunder, and subject to the other terms and conditions of this Agreement, Prometheus shall pay to Corixa within thirty (30) days following the Effective Date, a one-time payment of Seventy-Five Thousand Dollars ($75,000.00), which payment shall be noncreditable and nonrefundable.

        3.2    Milestone Payments.    In further consideration of the licenses granted by Corixa hereunder, and subject to the other terms and conditions of this Agreement, Prometheus shall make the following milestone payments, which payments shall be noncreditable and nonrefundable:

          3.2.1  a one-time payment in the amount of Seventy-Five Thousand Dollars ($75,000) within thirty (30) days following the First Commercial Sale of a Licensed Product in the United States;

          3.2.2  a one-time payment in the amount of [***] Dollars ($[***]) within [***] days following the First Commercial Sale of a Licensed Product actively marketed outside of the United States; and

  *** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

          3.2.3  a one-time payment in the amount of Two Hundred Thousand Dollars ($200,000) within thirty days after the first twelve-month period in which Net Sales exceed $5,000,000.

        3.3    Royalties.

          3.3.1  In further consideration of the licenses granted by Corixa hereunder, and subject to the other terms and conditions of this Agreement (including, without limitation, Section 3.3.3), Prometheus shall pay to Corixa, during the Royalty Term, a royalty of [***] percent ([***]%) of Net Sales by Prometheus, or its Sublicensee(s), of any Licensed Product.

          3.3.2  Only one applicable royalty payment shall be due on the sale of Licensed Product.

          3.3.3  Royalties on the sale of each Licensed Product, pursuant to this Section 3.3, shall be paid by Prometheus for the period (the "Royalty Term") commencing on the date of the First Commercial Sale of each Licensed Product until the later of (i) ten (10) years after the First Commercial Sale of such Licensed Product, or (ii) expiration of the last Licensed Patent covering such Licensed Product in the country of sale. The parties hereby acknowledge that royalties may be payable hereunder for a Licensed Product that is not claimed by any issued patent in the country of sale which is subject to a license granted hereunder. In such a case, such royalties shall be reduced to [***] the royalty rate set forth in Section 3.3.1 above for Net Sales of any such Licensed Product in such country in consideration of the commercial advantage of the Licensed Technology, through the use of which, such Licensed Product was discovered, developed or manufactured.

        3.4    Sublicense Proceeds.    In additional to all other fees set forth above, Prometheus shall pay Corixa, [***] percent ([***]%) of all Sublicense Proceeds received by Prometheus in consideration of any sublicenses of Licensed Patent Rights and/or Licensed Technology granted hereunder.

        3.5    Currency.    All amounts payable under this Agreement shall be payable in United States Dollars, by wire transfer of immediately available funds to a bank account designated by Corixa. Monthly sales amounts shall be translated into U.S. Dollars in accordance with GAAP.

        3.6    Withholding Taxes.    If any law or regulation in any country requires the withholding of any taxes due on payments to be remitted to Corixa under this Agreement, Prometheus shall be entitled to deduct from amounts otherwise due and payable hereunder, any withholding taxes, value-added taxes or other taxes, levies or charges with respect to amounts payable hereunder payable by Prometheus, or any taxes required to be withheld by Prometheus, to the extent Prometheus pays to the appropriate governmental authority on behalf of Corixa such taxes. Prometheus shall use reasonable efforts to minimize any such taxes required to be withheld on behalf of Corixa by Prometheus. Prometheus shall promptly deliver to Corixa proof of payment of all such taxes together with copies of all communications from or with such governmental authority with respect thereto. Prometheus shall cooperate with Corixa in efforts

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

required for Corixa to receive any reimbursement or refund of amounts so paid or withheld; said efforts shall be at Corixa's sole expense.

        3.7    Currency Transfer Restrictions.    If any payment or transfer of funds out of a country is prohibited by law or regulation, the Parties hereto shall confer regarding the terms and conditions on which Licensed Products shall be sold in such countries, including the possibility of payment of royalties to Corixa in local currency to a bank account in such country or the renegotiation of royalties for such sales, and in the absence of any other agreement by the Parties, such funds shall be deposited in whatever currency is allowable by Prometheus in an accredited bank in that country that is reasonably acceptable to Corixa.

        3.8    Royalty Payments Upon Termination.    If this Agreement and the rights and licenses granted to Prometheus in Section 2 hereof, are terminated in accordance with Section 7 hereof with respect to all or some of the Licensed Products, Prometheus shall continue to pay Corixa all amounts accrued and payable pursuant to this Section 3 prior to the date of such termination and any amounts earned thereafter as a result of authorized sales, if any, of residual inventory of Licensed Products. In addition, Prometheus shall continue to pay to Corixa all amounts payable hereunder with respect to Licensed Products, if any, with respect to which this Agreement is not terminated.

        3.9    Payments and Quarterly Reports.    Prometheus shall make written reports (derived from books maintained in a manner consistent with GAAP and in a format, if any, agreed to by the Parties) to Corixa within [***] days after the close of each calendar quarter during the period when payment is due hereunder. These reports shall show for such calendar quarter sales by Prometheus and Sublicensees of Licensed Products, Sublicensee Proceeds received by Prometheus from Sublicensees, details of the quantities of each type of Licensed Product sold in each country and the country of manufacture, if different, gross revenues from sales, trade discounts allowed and taken, Net Sales and the royalties due to Corixa under this Agreement. Concurrently with the making of such report, Prometheus shall make payment to Corixa of all amounts payable for the period covered by such report.

        3.10    Overdue Royalties.    Subject to the other terms of this Agreement, any payments not paid within the time period set forth in this Section 3 shall bear simple interest at a rate of [***] percent ([***]%) per month from the due date until paid in full.

        3.11    Accounting.    Prometheus shall, and shall use reasonable commercial efforts to cause its Sublicensee(s) to, keep clear, accurate and complete records, in accordance with GAAP for a period of at least two (2) years for each reporting period in which sales occur showing the manufacturing, sales, use and other disposition of Licensed Products in sufficient detail to enable amounts payable or expenses reimbursable hereunder to be determined, and further agrees to permit its books and records to be examined during normal business hours by an independent accounting firm of nationally recognized standing selected by Corixa and reasonably satisfactory to the party to be audited, and that is bound in confidence to disclose only evidence of noncompliance not more than once a year at Corixa's sole expense; provided, however, that such examination shall not (i) be of records for more than the prior two (2) years, (ii) take place more often than once a year, and (iii) cover any records which date prior to the date of the last examination, and provided further that such accountants shall report to the requesting party only as

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

to the accuracy of the royalty statements and payments. Copies of such reports shall be supplied to the audited party. In the event the report demonstrates an underpayment, Prometheus shall pay the amount of such underpayment immediately upon request of Corixa and to the extent such underpayment is more than [***] percent ([***]%) for the audited period, shall reimburse Corixa for the reasonable expense of the audit. If Prometheus has overpaid Corixa, Prometheus may deduct such overpayments from future amounts owed to Corixa. All Prometheus financial information shall be deemed the confidential information of Prometheus.

        3.12 Notwithstanding anything to the contrary in this Agreement, in the event (i) Prometheus uses commercially reasonable efforts to prosecute the patent applications comprising the Licensed Patents and (ii) no patent issues which provides commercially reasonable protection for any of the Licensed Materials or for diagnostic products that incorporate any of the Licensed Materials, then notwithstanding any other provision of Section 3.2 and Section 3.3 to the contrary, Prometheus shall not be obligated to pay Corixa any additional consideration under Section 3.2 and Section 3.3.

SECTION 4
SUPPLY OF REAGENTS

        4.1   Within fourteen (14) days following the Effective Date unless otherwise agreed in writing, Corixa shall supply to Prometheus Corixa's written protocols for: (a) basic scientific procedures; (b) basic ELISA assay; (c) bacterial growth conditions; and (d) protein purification protocol; as well as the following biological materials (the "Biological Materials"):

  1.
  Frozen stocks of bacteria containing the expression vector

  2.
  Purified flagellin antigen; 1-3 mgs depending upon amount available

  3.
  Available positive control sera

  4.
  Available negative control sera

  5.
  Available quantities of any other Licensed Material

Prometheus shall use the Biological Materials in compliance with (i) all applicable federal, state and local laws and regulations and (ii) the licenses granted to Prometheus hereunder. Subject to the licenses granted to Prometheus hereunder, Corixa shall retain all title and interest to all Biological Materials. EXCEPT AS EXPRESSLY PROVIDED HEREIN, (I) THE BIOLOGICAL MATERIALS ARE PROVIDED TO PROMETHEUS WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED AND (II) CORIXA SHALL NOT BE LIABLE FOR ANY USE OF THE BIOLOGICAL MATERIALS BY PROMETHEUS OR FOR ANY LOSS, CLAIM, DAMAGE OR LIABILITY, OF ANY KIND OR NATURE, WHICH MAY ARISE FROM OR IN CONNECTION WITH THIS AGREEMENT OR FROM THE USE, HANDLING OR STORAGE OF THE BIOLOGICAL MATERIALS. Upon termination of this Agreement, all then-existing Biological Material shall be returned to Corixa or destroyed, at the sole option of Corixa, within ten (10) days following termination of the Agreement.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SECTION 5
CONFIDENTIALITY

        5.1    Confidentiality.    During the Term, and for five (5) years thereafter, neither Party shall use or reveal or disclose to any Third Party any confidential information received from the other Party, licensed to the other Party, or otherwise developed by either Party in the performance of activities in furtherance of this Agreement without first obtaining the written consent of the disclosing, licensed or developing Party (as the case may be—in any event the "Privileged Party"), except as may be otherwise provided herein, or as may be required by Prometheus for purposes of investigating, commercializing, developing, manufacturing, sublicensing, or marketing Licensed Products or for securing essential or desirable authorizations, privileges or rights from governmental agencies, or as required to be disclosed to a governmental agency including without limitation, the FDA or the Securities and Exchange Commission, or to carry out any litigation concerning Licensed Products; provided, however, that in each such instance, the non-Privileged Party shall use reasonable efforts to provide notice to the Privileged Party prior to the first disclosure of any particular item of confidential information and shall use reasonable efforts to obtain confidential treatment and covenants of use only for authorized purposes of such confidential information by the person or entity to which it is disclosed. Except with respect to Corixa's requirement to keep in confidence information relating to the Licensed Technology and the Licensed Patents, this confidentiality obligation shall not apply to such information which is or becomes a matter of public knowledge, or is already in the possession of the non-Privileged Party, or is disclosed to the non-Privileged Party by a Third Party having the right to do so, or is subsequently and independently developed by employees of the non-Privileged Party who had no knowledge of the confidential information disclosed. The Parties shall take reasonable measures to assure that no unauthorized use or disclosure is made by others to whom access to such information is granted.

        5.2    Corixa and Prometheus Permitted Disclosures.    Nothing herein shall be construed as preventing Corixa or Prometheus from disclosing any information received from the other Party to: (i) an Affiliate of Corixa or Prometheus, or (ii) a Third Party in connection with a potential partnering transaction, investment, loan, merger or acquisition transaction with Corixa or Prometheus; provided, however, that such Affiliate, licensee, distributor or Third Party has undertaken in writing a similar obligation of confidentiality with respect to the confidential information.

        5.3    Required Disclosures.    Subject to the licenses granted to Prometheus hereunder, all confidential information disclosed by one Party to the other Party shall remain the property of the disclosing Party. In the event that a court or other legal or administrative tribunal, directly or through an appointed master, trustee or receiver, assumes partial or complete control over the assets of a Party to this Agreement based on the insolvency or bankruptcy of such Party, the bankrupt or insolvent Party shall promptly notify, with a copy to the other Party, the court or other tribunal (i) that, subject to the licenses granted to Prometheus hereunder, confidential information received from the other Party under this Agreement remains the property of the other Party and (ii) of the confidentiality obligations under this Agreement. In addition, the bankrupt or insolvent Party shall, to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality of the other Party's confidential information and to insure that the court, other tribunal or appointee maintains such information in confidence in accordance with the terms of this Agreement.

        5.4    Press Release.    The Parties may disclose the nature of this Agreement in a joint press release following execution; provided, however, that the releasing Party shall obtain the prior consent of the other Party on the text of such press release, such consent not to be unreasonably withheld. In the event that either Party reasonably determines that it is required by the applicable laws of any jurisdiction, or the rules of any stock exchange on which its securities are listed or traded, to publicly disclose information concerning this Agreement or the rights and obligations of the Parties hereunder, including without limitation, the circumstances under which money or other consideration may become payable hereunder and the amount(s) of such payment(s), then such Party shall provide the other Party with a reasonable opportunity to review the text of such disclosure and the disclosing Party shall use reasonable efforts to seek confidential treatment and implement the reasonable comments provided by the other Party while still complying with such laws or rules.

SECTION 6
INVENTIONS; FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS

        6.1    Inventions.    Subject to the licenses granted to Prometheus hereunder, Corixa shall own the entire right, title and interest in and to any and all Licensed Patents and Licensed Technology supplied to Prometheus. As between the Parties, Prometheus shall be the sole owner of all inventions, discoveries, and know-how that pertain to the Licensed Products and Licensed Technology (and any improvements thereto) which are made solely by Prometheus, or jointly by Prometheus and others (other than Corixa), during the Term.

        6.2    Filing, Prosecution and Maintenance.    As between the Parties, Prometheus shall have complete control and discretion regarding any prosecution or maintenance of the Licensed Patents and Prometheus shall be solely responsible for all costs and expenses related to prosecution and maintenance of the Licensed Patents. Prometheus shall keep Corixa reasonably informed of the course of patent prosecution or other proceedings relating to the Licensed Patents. Each of Prometheus and Corixa shall hold all information disclosed to it under this Section 6.2 as confidential information under Section 5.

        6.3    Defense of Claims.    In the event of the initiation of any suit by a Third Party against Prometheus for patent infringement with respect to the manufacture, use or sale of the Licensed Products, Prometheus shall promptly notify Corixa in writing and Prometheus shall have the right (but not the obligation) to defend any such suit at its own expense and Prometheus shall keep all damages or monetary awards recovered. Corixa shall cooperate and participate as reasonably necessary in any such suit. In the event that Prometheus elects not to defend against a suit related solely to the manufacture, use or sale of Licensed Products, Corixa may (but is not obligated to), at its own expense, defend such suit. Corixa shall be entitled to keep any damages or monetary award recovered by Corixa. Whichever party defends such suit shall keep the other Party reasonably informed of developments with respect thereto. If a Party does not agree in writing with any settlement effected by the other Party, the non-consenting Party shall not be required to pay any amount of such settlement and instead shall have the right (if applicable) to continue to maintain such suit against such Third Party at its own expense solely with respect to its rights under this Agreement.

        6.4    Infringement.    In the event that Prometheus becomes aware of actual or threatened infringement or misappropriation of a Licensed Patent or Licensed Materials based on the manufacture, use or sale by a Third Party of a Licensed Product, Prometheus shall promptly notify Corixa in writing. Prometheus shall have the right (but not the obligation) to bring any action relating to an actual or threatened infringement or misappropriation of a Licensed Patent or Licensed Materials based on the manufacture, use or sale by a Third Party of a Licensed Product, at its own expense, and Prometheus shall keep all damages or monetary awards recovered. Corixa shall cooperate and participate as reasonably necessary in any such suit. In the event that Prometheus elects not to bring a suit related to such actual or threatened infringement or misappropriation solely of the Licensed Patents or Licensed Materials, Corixa may, at its own expense, bring such suit; provided, however, that if Prometheus has, on a commercially reasonable basis, elected not to bring such suit, Corixa agrees that it will not bring suit. In the event Corixa does bring suit for infringement or misappropriation, Corixa shall be entitled to keep any damages or monetary award recovered by Corixa. The Parties shall keep one another informed of the status of their respective activities regarding any litigation or settlement concerning any suit under this Section 6.4.

        6.5   CORIXA MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OTHER THAN THOSE EXPRESSLY SET FORTH IN SECTION 9 BELOW, WITH RESPECT TO THE LICENSED PATENTS, LICENSED PRODUCTS OR LICENSED MATERIALS, INCLUDING ANY WARRANTY OF NONINFRINGEMENT, PATENTABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

SECTION 7
TERM AND TERMINATION

        7.1    Term.    This Agreement shall commence upon the Effective Date and shall remain in effect until expiration of the Royalty Term unless it is earlier terminated in accordance with this Section 7 (the "Term").

        7.2    Termination for Material Breach.    Failure by a Party (the "Breaching Party") to comply with any of its material obligations contained herein (a "Default") shall entitle the Party that is not in Default (the "Terminating Party") to terminate this Agreement as provided for in this Section 7. Upon a Default, the Terminating Party shall give notice to the Breaching Party specifying the nature of the Default, demanding that it cure such Default, and stating its intention to terminate this Agreement if such Default is not cured. If such Default is not cured within sixty (60) days after the receipt of such notice or thirty (30) days after the receipt of such notice in the case of nonpayment, then the Terminating Party shall be entitled, without prejudice to any other rights conferred on it by this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement; provided, however, that any right to terminate this Agreement shall be stayed in the event that, during such thirty (30) day period, the Breaching Party shall have initiated dispute resolution in accordance with Section 10.6 hereof with respect to the alleged Default.

        7.3    Consequences of Termination for Prometheus Default.    Upon a termination of this Agreement by Corixa because of a Default by Prometheus, subject to the notice and cure provisions set forth in Section 7.2 above, all rights, licenses and options confirmed or granted to Prometheus hereunder shall automatically terminate, free and clear of any obligation to Prometheus under this Agreement, except for the obligations of both Parties under Sections 5 and 8. Notwithstanding any termination or expiration of this Agreement, each sublicense granted by Prometheus under Section 2 shall remain in force so long as the respective Sublicensee fulfills its payment obligations as specified in the applicable sublicense agreement.

        7.4    Termination by Prometheus.    At any time after Prometheus has paid Corixa the license fee pursuant to Section 3.1, Prometheus shall have the right to terminate this Agreement upon prior notice to Corixa, which termination shall be in writing and shall be effective sixty (60) days following the date of such written notice.

        7.5    Termination Upon Insolvency.    This Agreement may be terminated by either Party upon notice to the other Party should such other Party: (a) consent to the appointment of a receiver or a general assignment for the benefit of creditors, or (b) file or consent to the filing of a petition under any bankruptcy or insolvency law or have any such petition filed against it which has not been stayed within sixty (60) days of such filing.

        7.6    Rights in Bankruptcy.    All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to "intellectual property" as defined under Section 101 of the U.S. Bankruptcy Code.

        7.7    Accrued Rights; Surviving Obligations.    Termination of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to or on account of such termination. All remedies provided hereunder or elsewhere are cumulative. Sections 3.11, 5, 6.1, 6.5, 7.3, 8, 9 and 10 of this Agreement shall survive the termination of this Agreement for any reason and, Section 1 hereof shall survive such termination to the extent any terms defined therein are used in such other surviving provisions.

SECTION 8
INSURANCE; INDEMNITY

        8.1    Insurance.    Prometheus shall maintain in full force and effect professional liability insurance coverage with terms comparable to that maintained by other similarly situated biomedical companies engaged in similar diagnostic and development activities at such time as a Licensed Product is being commercially distributed or sold. Prometheus shall maintain such comprehensive professional liability insurance during the period that any Licensed Product is being commercially distributed or sold by Prometheus or its Sublicensee(s) prior to the termination of this agreement, and for an additional period of one (1) year thereafter. The amounts of insurance coverage required under this Section 8.1 shall not be construed to create a limit of Prometheus's liability with respect to its indemnification obligation under Section 8 or under any other provision of this Agreement.

        8.2    Indemnification.    Subject to Section 8.3 below, from and after the Effective Date, except as otherwise herein specifically provided, each of the Parties hereto shall defend, indemnify and hold harmless the other Party and its successors and assigns, and their respective officers, directors, shareholders, partners and employees from and against all losses, damage, liability and expense including legal fees (but excluding punitive or consequential damages (including lost profits)) ("Losses") incurred thereby or caused thereto arising out of or relating to (i) any breach or violation of, or failure to properly perform, any covenant or agreement made by such Indemnifying Party (as defined in Section 8.3) in this Agreement, unless waived in writing by the Indemnified Party (as defined in Section 8.3); (ii) any breach of any of the representations or warranties made by such Indemnifying Party in this Agreement; or (iii) the gross negligence or willful misconduct of the Indemnifying Party.

        8.3    Indemnification Procedure.    If either Corixa or Prometheus (in each case an "Indemnified Party") receives any written claim which it believes is the subject of indemnity hereunder by either Prometheus or Corixa, as the case may be (in each case an "Indemnifying Party") the Indemnified Party shall, as soon as reasonably practicable after forming such belief, give notice thereof to the Indemnifying Party, including full particulars of such claim to the extent known to the Indemnified Party; provided, however, that the failure to give timely notice to the Indemnifying Party as contemplated hereby shall not release the Indemnifying Party from any liability to the Indemnified Party, unless such failure to provide timely notice is prejudicial to the Indemnifying Party. The Indemnifying Party shall have the right, by prompt notice to the Indemnified Party, to assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Party, and at the cost of the Indemnifying Party. If the Indemnifying Party does not so assume the defense of such claim, the Indemnified Party may assume such defense with counsel of its choice at the sole expense of the Indemnifying Party. If the Indemnifying Party so assumes such defense, the Indemnified Party may participate therein through counsel of its choice, but the cost of such counsel shall be borne solely by the Indemnified Party.

        8.4    Assistance.    The Party not assuming the defense of any such claim shall render all reasonable assistance to the Party assuming such defense, and all out-of-pocket costs of such assistance shall be borne solely by the Indemnifying Party.

        8.5    Settlement.    No such claim shall be settled other than by the Party defending the same, and then only with the consent of the other Party, which shall not be unreasonably withheld; provided, however, that the Indemnified Party shall have no obligation to consent to any settlement of any such claim which imposes on the Indemnified Party any liability or obligation which cannot be assumed and performed in full by the Indemnifying Party.

        8.6    Limitation on Losses.    IN NO EVENT SHALL ANY PARTY OR ANY OF THEIR AFFILIATES BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY OTHER PARTY, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF (A) THE MANUFACTURE, USE OR SALE OF ANY PRODUCT DEVELOPED OR MARKETED HEREUNDER OR (B) ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT EXCEPT TO THE EXTENT REQUIRED FOR AN INDEMNIFYING PARTY TO PROVIDE INDEMNITY TO AN INDEMNIFIED PARTY

AGAINST SUCH DAMAGES IN THE EVENT SUCH DAMAGES ARE SUCCESSFULLY ASSERTED AGAINST AN INDEMNIFIED PARTY BY A THIRD PARTY.

SECTION 9
REPRESENTATIONS, WARRANTIES AND COVENANTS

        9.1    Representations, Warranties and Covenants of Corixa and Prometheus.    Each Party (but Corixa only as to Section 9.1(d), 9.1 (e), and 9.1 (f)) hereby represents, warrants and covenants to the other Parties as of the Effective Date as follows:

          (a)   Such Party has the power, authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid, binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

          (b)   The execution and delivery of this Agreement and the performance of such Party's obligations hereunder do not conflict with or violate any requirement of applicable law or regulation or any provision of articles of incorporation, bylaws or limited partnership agreement of such Party, as applicable, in any material way, and do not conflict with, violate, or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

          (c)   Such Party is a legally organized entity and in good standing under the laws of the state of its incorporation, and has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement.

          (d)   To the extent that Corixa is granting any licenses to intellectual property hereunder, to the best of its knowledge, Corixa owns the right, title and interest in and to such intellectual property.

          (e)   To the best of Corixa's knowledge, there is no Third Party infringement of the Licensed Patents.

          (f)    Corixa has not received any notification from any Third Party that the practice of the Licensed Technology or Licensed Patents infringes or may infringe any Third Party patent right(s) or other intellectual property.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES DISCLAIM ALL WARRANTIES WHATSOEVER, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES AS TO THE MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

SECTION 10
Miscellaneous

        10.1    Force Majeure.    If the performance of any part of this Agreement by any Party, or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of any cause beyond the control of the Party liable to perform, unless conclusive evidence to the contrary is provided, the Party so affected shall, upon giving written notice to the other Parties, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected Party shall use its reasonable best efforts to avoid or remove such causes of nonperformance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

        10.2    Assignment.    Without the prior written consent of the other Party hereto, neither Party shall sell, transfer, assign, delegate, pledge, or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that either Party may assign this Agreement, without the consent of the other Party, to the purchaser or successor by merger, consolidation or change of control of all or substantially all of its business or assets relating to this Agreement.

        10.3    Severability.

          (a)   In the event any portion of this Agreement shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect.

          (b)   If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law provided that such conformity is in accordance with the intent of the Parties.

        10.4    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the rules of conflict of laws thereof.

        10.5    Notices.    All notices or other communications that are required or permitted hereunder shall be in writing and delivered personally, sent by telecopier (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

        If to Corixa, to:

    Corixa Corporation
    1124 Columbia Street, Suite 200
    Seattle, Washington 98104
    Attn: Chairman and Chief Executive Officer

    Fax: (206) 754-5994

    with a copy to:
    General Counsel

        If to Prometheus, to:

    Prometheus Laboratories Inc.
    5739 Pacific Center Boulevard
    San Diego, California 92121
    Attn.: President and Chief Executive Officer

    Fax: (858) 410-1945

    with a copy to:
    Legal Counsel

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such communication shall be deemed to have been given: (i) when delivered, if personally delivered or sent by telecopier on a business day, (ii) on the business day after dispatch, if sent by nationally-recognized overnight courier, and (iii) on the third business day following the date of mailing, if sent by registered mail. It is understood and agreed that this Section 10.5 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

        10.6    Dispute Resolution.

          (a)   Prior to engaging in any formal dispute resolution with respect to any dispute, controversy or claim arising out of or in relation to this Agreement or the breach, termination or invalidity hereof (each, a "Dispute"), the Chief Executive Officers of the Parties shall attempt over a period of forty-five (45) days to resolve such Dispute. Such attempt may at the request of a Party include a thirty (30) day period of mediation by a Third Party whose selection is agreed upon by the Parties. In the event of mediation, the Parties in dispute shall bear equally the costs associated with the mediation.

          (b)   Any dispute, controversy or claim arising out of or in relation to this Agreement or the breach, termination or invalidity hereof that cannot be settled amicably by agreement of the Parties pursuant to Section 10.6(a) shall be finally settled by arbitration in accordance with the arbitration rules of the American Arbitration Association ("AAA") then in force. The place of arbitration shall be Seattle, Washington if claim brought by Prometheus or in San Diego, California if claim brought by Corixa. The arbitrator's award rendered shall be final and binding upon the Parties. Judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and/or an order of enforcement as the case may be.

        10.7    Modifications.    No amendment, modification, release or discharge hereof shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

        10.8    Headings.    The headings used in this Agreement are intended for convenience only and shall not be considered part of the written understanding between the Parties and shall not affect the construction of this Agreement.

        10.9    Equitable Relief.    Notwithstanding anything herein to the contrary, nothing in this Agreement shall preclude a Party from seeking interim or provisional relief, in the form of a temporary restraining order, preliminary injunction or other interim equitable relief concerning a dispute prior to or during an arbitration pursuant to Section 10.6 where necessary or appropriate to protect the interests of such Party.

        10.10    Waiver.    The waiver by a Party hereto of any right hereunder or the failure to perform or a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

        10.11    Counterparts.    This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        10.12    No Benefit to Third Parties.    The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any Third Parties.

        10.13    Construction.    Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word "or" is used in the inclusive sense. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The Parties have participated equally in the formation of this Agreement; the language of this Agreement shall not be presumptively construed against any Party.

        10.14    Entire Agreement.    This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes all previous writings and understandings.

        IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

CORIXA CORPORATION		PROMETHEUS LABORATORIES INC.

By:	/s/ ILLEGIBLE	By:	/s/ JOSEPH M. LIMBER
Name:	Illegible	Name:	Joseph M. Limber
Title:	CEO	Title:	President, CEO

EXHIBIT 1.13—LICENSED MATERIALS

CBirl_Full-length nucleotide sequence

[***]

CBirl_Amino plus variable region nucleotide sequence

[***]

Cbirl_Amino terminal nucleotide sequence

[***]

CBirl_Carboxyl terminal nucleotide sequence

[***]

>CBirl Full length protein sequence (minus Met and His tag)

[***]

>CBirl Amino plus variable protein sequence (minus Met and His tag)

[***]

>CBirl Amino terminal protein sequence (minus Met and His tag)

[***]

>CBirl Carboxyl terminal protein sequence (minus Met and His tag)

[***]

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 1.14—LICENSED PATENTS

Case Number	Country	App. No./Filing Date	Patent No./Issue Date	Status
584C1	US	10/449,857 30-May-2003		PENDING
584WO	PCT	US02/40422 16-Dec-2002		PUBLISHED
714P1	US	60/475,829 04-Jun-2003		PENDING (PROVISIONAL)

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  Exhibit 10.36